         200 Connell Drive
Berkeley Heights, NJ  07922

Genta Implements Reverse Stock Split

New Trading Symbol is “GETA”

BERKELEY HEIGHTS, NJ – July 13, 2009 – Genta Incorporated (formerly GNTA.OB ) will begin trading today under the symbol GETA.OB after implementation of the Company’s previously announced one-for-fifty reverse stock split of its common stock.  The reverse split will reduce the outstanding number of shares of Genta’s common stock from approximately 5.4 billion to approximately 108 million shares

As a result of the reverse stock split, holders of certificates representing shares of “old” Genta common stock prior to the effective date have the right to receive, upon surrender of those certificates, “new” shares of Genta common stock at the ratio of one share of “new” common stock for every fifty shares of “old” common stock. No fractional shares will be issued in connection with the reverse stock split. Instead, holders of “old” shares who otherwise would have received fractional shares will receive an amount in cash equal to the value of such fractional shares based on the closing price of Genta’s common stock on July 10, 2009.

Effective July 13, 2009, Genta’s common stock will trade on the OTC Bulletin Board on a split-adjusted basis under the trading symbol “GETA”.  The change is expected to be temporary.

Existing stockholders holding Genta common stock certificates will receive a Letter of Transmittal from the Company’s transfer agent, BNY Mellon Shareowner Services, with specific instructions regarding the exchange of shares. Questions regarding this exchange process can be addressed by contacting BNY Mellon Shareowner Services at 1-800-777-3674 (or 1-201-680-6654 from outside the U.S.).

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer.  Two major programs anchor the Company’s research platform: DNA/RNA-based Medicines and Small Molecules. Genasense® (oblimersen sodium) Injection is the Company's lead compound from its DNA/RNA Medicines program.  The leading drug in Genta’s Small Molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of symptomatic patients with cancer related hypercalcemia that is resistant to hydration.  The Company has developed G4544, an oral formulation of the active ingredient in Ganite®, which has recently entered clinical trials as a potential treatment for diseases associated with accelerated bone loss.  The Company is also developing tesetaxel, a novel, orally absorbed, semi-synthetic taxane that is in the same class of drugs as paclitaxel and docetaxel.  Ganite and Genasense are available on a “named-patient” basis in countries outside the United States.  For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future.  Such forward-looking statements include those that express plan, anticipation, intent, contingency, goals, targets, or future developments and/or otherwise are not statements of historical fact.  The words “potentially”, “anticipate”, “could”, “calls for”, and similar expressions also identify forward-looking statements.  The Company does not undertake to update any forward-looking statements.  Factors that could affect actual results include, without limitation, risks associated with:

•	the Company’s ability to obtain necessary regulatory approval for Genasense® from the U.S. Food and Drug Administration (“FDA”);
•	the safety and efficacy of the Company’s products or product candidates;
•	the Company’s assessment of its clinical trials;
•	the commencement and completion of clinical trials;
•	the Company’s ability to develop, manufacture, license and sell its products or product candidates;
•	the Company’s ability to enter into and successfully execute license and collaborative agreements, if any;
•
the adequacy of the Company’s capital resources and cash flow projections, the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations, or the Company’s risk of bankruptcy;

•	the adequacy of the Company’s patents and proprietary rights;
•	the impact of litigation that has been brought against the Company; and
•	the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

There are a number of factors that could cause actual results and developments to differ materially.  For a discussion of those risks and uncertainties, please see the Company's Annual Report on Form 10-K for 2008 and its most recent quarterly report on Form 10-Q.

SOURCE: Genta Incorporated

CONTACT:
Genta Investor Relations
info@genta.com